EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of January, 1998, by and between BIOSHIELD TECHNOLOGIES, INC., a Georgia corporation (hereinafter called the "Company") and Jacques Elfersy, Senior Vice President (hereinafter called the "Executive").

                                               W I T N E S S E T H:

         WHEREAS, the Company and the Executive desire to enter into an employment agreement to establish the rights and obligations of the Executive and the Company in such employment relationship;

         WHEREAS, the terms of this Agreement have been approved by the Compensation Committee of the Board of Directors of the Company;

         NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the Company and the Executive hereby mutually agree as follows:

         1. Employment and Duties. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. The Executive shall serve the Company as its Senior Vice President. In such capacity, the Executive shall have all powers, duties, and obligations as are normally associated with such position. The Executive shall further perform such other duties related to the business of the Company, including travel, as may from time to time be reasonably requested of him by the Company's Board of Directors. The Executive shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company except for:

                  (a) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

                  (b) periods of vacation to which he is entitled.

Executive shall promptly notify the Company of his election or appointment to any corporate, civic or charitable boards or committees on or after the date of this Agreement.

         2. Term of Employment. The term of employment shall begin, or be deemed to have begun, on January 1, 1998 (the "Effective Date") and shall expire on January 1, 2003, (the "Expiration Date") subject, however, to prior termination or to extension, as herein provided. On each January 1st while this Agreement is in force beginning January 1, 2001, the term of this Agreement shall automatically be extended so that new term of the Agreement expires three years from such date, unless either party notifies the other party in writing of an intent not to renew at least ninety (90) days prior to the applicable July 1.

         3. Base Salary. For such services, the Executive shall receive an annual base salary of $125,000 (the "Base Salary"), which Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors and which may be increased, but not decreased, by the Company during the term of this Agreement. In the event that the Company increases the Executive's Base Salary, the amount of the prior Base Salary, together with any increase(s), shall be his new Base Salary. The Base Salary shall be payable in equal installments, no less frequently than semi-monthly, in accordance with the Company's regular payroll practices.

         4. Bonus. For each fiscal year of the Company during which he is employed by the Company on the last day of the fiscal year, the Executive shall be eligible to receive an annual bonus ("Annual Bonus") under the bonus plan established by the Compensation Committee of the Board for the Executive. Such Annual Bonus shall be determined by the Compensation Committee of the Board and shall not exceed $50,000. Each Annual Bonus shall be paid in cash as soon as practical after the year for which the Annual Bonus is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

         5. Fringe Benefits. The Company shall further provide the Executive with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays and vacations, expense reimbursement policies, moving and relocation policies, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed senior executives of the Company who are similarly situated. Notwithstanding the preceding provisions of this Paragraph 5, during the term of this Agreement (including extensions thereof) the Company shall provide the Executive;

                  (a) reimbursement for all reasonable expenses incurred by the Executive in connection with the conduct of the Company's business on presentation of reasonable and appropriate receipts and in accordance with the Company's regular reimbursement policy applicable to senior executives;

                  (b) an individual disability insurance policy, at the Company's expense, in addition to the long-term disability plan maintained by the Company generally for its employees, which provides long-term disability insurance which replaces at least $6,000 of the Executive's monthly Base Salary;

                  (c) a minimum of four (4) weeks of paid vacation per year; and

                  (d) an automobile allowance of up to $1,200 per month for automobile lease payments, maintenance, insurance and fuel.

         6.  Termination of Employment.

                  (a) Termination of Employment Other Than by Executive. The Executive's employment hereunder may be terminated by the Company without any breach of this Agreement under the following circumstances:

(1) Death or Disability. The Executive's employment hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability for a continuous period of at least one hundred eighty (180) days, provided that the Executive does not return to work on a substantially full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Paragraphs 6(c) and 6(d)(2). A return to work of less than thirty (30) days shall not interrupt a continuous period of Disability.

                           (2) Cause.  The Company may terminate the Executive's
employment hereunder for Cause.

(3) Without Cause. The Company may terminate the Executive's employment hereunder without Cause.
                   (b) Termination of Employment by Executive. The Executive may terminate his employment at any time with or without Good Reason.

                  (c) Notice of Termination. Any termination of the Executive's employment by the Company, or by the Executive other than termination upon the Executive's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                  (d) Date of Termination. "Date of Termination" means:

                           (1) If the  Executive's  employment  is terminated by
his death, the date of his death.

                           (2) If the  Executive's  employment  is terminated by
the Company as a result of
Disability pursuant to Paragraph 6(a)(1), the date that is thirty (30) days after Notice of Termination is given; provided the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period.

                           (3) If the Executive  terminates  his  employment for
Good Reason pursuant to Paragraph
6(b), the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure such event during the ten (10) day period).

                           (4) If the Executive  terminates his employment other
than for Good Reason, the date
that is two (2) weeks after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

                           (5) If the  Executive's  employment  is terminated by
the Company without Cause pursuant
to Section 6(a)(3), the date that is two (2) weeks after Notice of Termination is given.

                           (6) If the  Executive's  employment  is terminated by
the Company for Cause pursuant to
Paragraph 6(a)(2), the date on which the Notice of Termination is given.

         7. Amounts Payable Upon Termination of Employment or During Disability. Upon the termination of the Executive's employment with the Company, the Company shall have the following obligations (including the obligation to pay the cost of all benefits provided by the applicable benefit plan to the Executive and the Executive's family under this Section 7, except normal employee contributions required by the applicable benefit plan of other participating executives with comparable responsibilities); provided, however, that any item paid or payable under this Agreement shall be reduced by any amount paid or payable to the Executive and the Executive's family with respect to the same type of payment under any severance plan or policy now maintained or at any time in the future maintained by the Company. For this purpose, any payment under this Agreement or any severance plan or policy made over time shall be discounted to present value at the Interest Rate before reducing any payment under this Agreement by any amount paid or payable to the Executive under such severance plan or policy.

                  (a) Death. If the Executive's employment is terminated by his death, the Executive's beneficiary (as designated by the Executive in writing with the Company prior to his death) shall be entitled to payment of all Accrued Obligations. Unless otherwise directed by the Executive all Accrued Obligations shall be paid to the Executive's beneficiaries in a lump sum in cash within thirty (30) days of the Date of Termination. In the absence of a beneficiary designation by the Executive, or, if the Executive's designated beneficiary does not survive the Executive, benefits described in this Paragraph 7(a) shall be paid to the Executive's estate. In addition, all stock options that have been granted to the Executive at least six months prior to the date of his death (measured from the date of grant of each such stock option), if any, shall be and become fully vested and may be executed by the estate of the Executive for a period equal to the earlier to occur of five (5) years from the date of the death of the Executive or the date the option would have otherwise expired without regard to the Executive's death or other termination of employment. If the Executive dies after the date of grant of any stock options, the Executive's estate may exercise any stock options which were then vested for a period equal to the earlier to occur of five (5) years from the date of the death of the Executive or the date the option would have expired without regard to the Executive's death or other termination of employment.
                  (b)  Disability.

(1) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to Paragraph 6(a)(1); provided, however, that payments of Base Salary so made to the Executive shall be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary.

                           (2) Upon his  termination  of  employment  because of
Disability (as described in
Paragraph 6(a)(1)), the Executive shall be entitled to the payments and benefits described in Paragraph 7(a) as if the Executive had died on his Date of Termination. In the event of the Executive's death prior to the time that all payments described in Paragraph 7(a) have been completed, such payments and benefits shall be paid to the Executive's beneficiary (as designated pursuant to Paragraph 7(a)), or, in the absence of a beneficiary designation of the designated beneficiary does not survive the Executive, to the Executive's estate.

                           (3) The Executive and the Executive's family shall be
entitled to receive disability
and other welfare plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of two (2) years from the Date of Termination at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

                  (c) Termination by Company Without Cause or Termination by Executive for Good Reason. In the event that the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason before the expiration of the term of this Agreement, including any extension thereof, the Executive shall be entitled to the following payments and benefits:

(1) Those described in Paragraph 7(a) as if the Executive had died on his Date of Termination.

                           (2) Payment of an amount equal to the sum of the Base
Salary (assuming no increases)
payable to the Executive for remaining term of this Agreement assuming no termination, plus (B) two (2) times the average of the Annual Bonuses paid or payable to the Executive during the term of this Agreement, payable in twelve
(12) equal,  consecutive  monthly  installments  commencing no later than thirty
(30) days after the Date of Termination.

(3) All outstanding options, stock grants, share of restricted stock or any other equity, incentive compensation shall be and become fully vested and nonforfeitable.

                           (4) The Executive and the Executive's family shall be
entitled to receive welfare
plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of the lessor of two (2) years from the Date of Termination or until the Expiration Date of this Agreement at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

                  (d) Termination by Executive Other Than for Good Reason, or Termination by Company for Cause. In the event that the Executive terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Executive shall not be entitled to any compensation except as set forth below:

                           (1) Any Base Salary  that is accrued but unpaid,  any
vacation that is accrued but
unused, and any business expenses that are unreimbursed, all as of the Date of Termination.

                           (2) Any other rights and  benefits (if any)  provided
under plans and programs of the
Company (excluding any bonus program), determined in accordance with the applicable terms and provisions of such plans and programs.

                  8. Restrictive Covenants. The Executive agrees that, during the term of this Agreement, including an extension thereof, and for a period of one year thereafter, he shall not, directly or indirectly:

                  (a) on Executive's own behalf or on behalf of any other person or entity, solicit, contact, call upon, communicate with, or attempt to communicate with any person or entity who was a customer of the Company at any time within the one-year period ending on the Date of Termination or any representative of any such customer of the Company, with the intent or purpose of selling or providing of any product or service competitive with any product or service sold or provided or under development by the Company during the period of one year immediately preceding termination of Executive's employment and which is still being offered by or is still under development by the Company; and

                  (b) employ or attempt to employ or assist anyone else in employing in any Competing Business any person who, at any time within the period commencing one year prior to the Date of Termination and ending one year after the Date of Termination, was, is or shall be an employee of the Company (whether or not such employment is full-time or is pursuant to a written contract with the Company).

         9.  Confidential Information.  The Executive agrees that:

                  (a) during the term of this Agreement and, with respect to Confidential Information, for a period of five (5) years following his Date of Termination, or with respect to Trade Secrets, for so long as the respective information qualifies as a trade secret under applicable law, he will receive and hold all Company Information in trust and in strictest confidence;
                  (b) he will use his best effort to protect the Company Information from disclosure and will in no event take any action causing any Company Information to lose its character as Company Information; and

                  (c) except as required by Executive's duties in the course of employment by the Company, he will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion.

All documents or tangible or intangible materials, including computer data, provided to or obtained by Executive during the course of employment by the Company which contain Company Information are the property of the Company(collectively, the "Materials"). Executive will not remove from the Company's premises or copy or reproduce any Materials (except as Executive's employment by the Company shall require), and at the termination of Executive's employment, regardless of the reason for such termination, Executive will leave with the Company, or immediately return to the Company, all Materials or copies or reproductions thereof in Executive's possession, power or control.

         10.  Acknowledgment; Remedies.

                  (a) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred to the Company under Sections 8 and 9 of this Agreement, and hereby acknowledges and agrees that the same are reasonable in time, necessary to protect the business, interests and properties of the Company, are designed to eliminate competition which would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

                  (b) In the event of any violation of the provisions of Sections 8 or 9 of this Agreement by Executive, the parties hereby recognize and acknowledge that remedy at law will be inadequate and the Company may suffer irreparable injury. Accordingly, Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company's rights under such Sections. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. Covenants contained in Sections 8 or 9 hereof shall be treated the same as a termination by the Company for Cause and shall entitle the Company to cease the provision of any welfare plan benefits being afforded to the Executive or his family after the termination of his employment with the Company, cease any payments to be made to the Executive pursuant to this Agreement in connection with such termination (other than accrued and unpaid Base Salary and vacation) or recover from the Executive any payments made to the Executive under this Agreement in respect of such termination (other than accrued Base Salary and vacation). In no event shall such actions preclude the Company from any equitable relief to which it may otherwise be entitled and such remedies shall be cumulative.
         11.  Certain Further Payments by the Company.

                  (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Company or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive, at the time specified in Section 11(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

                  (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                           (1)  such  Covered   Payments   will  be  treated  as
"parachute payments" within the meaning
of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Company's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control Date, shall be the Company's independent certified public accountants appointed prior to the Change of Control Date, or tax counsel selected by such accountants (the "Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount", or such "parachute payments" are otherwise not subject to such Excise Tax, and

(2) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

(1) to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,
                           (2) to pay any  applicable  state  and  local  income
taxes at the highest applicable
marginal rate of taxation for the calendar  year in which the Tax  Reimbursement
Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income), and

                           (3)  to  have  otherwise  allowable   deductions  for
federal, state and local income tax
purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

                  (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive within ten business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 11(d) above.
         12. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

         13. Notice of Termination for Good Cause. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not take place, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement.

         14.  Definitions.

                  (a) "Accountants" shall have the meaning set forth in Section 11(b).

                  (b) "Accrued  Obligations" shall mean (i) the Executive's full
Base Salary through the Date of Termination, (ii) the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Company and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365, (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay for the current year not yet paid by the Company, (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Company and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company described in Section 5(a).

                  (c) "Affiliated Company" shall mean any company controlling, controlled by or under common control with the Company.

                  (d) "Annual Bonus" shall have the meaning set forth in Section 4.

                  (e) "Base  Salary" shall have the meaning set forth in Section
3.

                  (f) "Board" shall mean the Board of Directors of the Company.

                  (g) "Cause" shall mean either:

(1) any act that constitutes, on the part of the Executive, (A) fraud, dishonesty, or a felony and (B) that directly results in material injury to the Company;

(2) Executive's conduct as the Senior Vice President of the Company is grossly inappropriate and demonstrably likely to lead to material injury to the Company; or
                           (3) the Executive otherwise  materially breaches this
Agreement; provided, however,
that in the case of Clause (2) or (3) above, such conduct shall not constitute Cause unless the Board shall have delivered to the Executive notice setting forth with specificity (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action, and the Executive shall not have taken such specified remedial action within such specified reasonable time.

                  (h) A "Change of Control" means:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (A), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and
(iii) of Subsection (3) below; and provided further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty-five percent (35%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five percent (35%) or more of the Outstanding Company Voting Securities; or

                           (2) individuals who as of the date hereof, constitute
the Board (the "Incumbent
Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (3) the approval by the  shareholders  of the Company
of a reorganization, merger or
consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                           (4) approval by the  shareholders of the Company of a
complete liquidation or
dissolution of the  Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as executive (or as a director of the Company or a Subsidiary, where applicable).

                  (i) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

                  (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (k) "Company Information" means Confidential Information and Trade Secrets.

                  (l) "Competing Business" means any business engaging in the exploitation or development of antimicrobial products.

                  (m) "Confidential Information" means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a trade secret under applicable law) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to its competitors and which is designated by the Company as confidential. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

                  (n) "Date of Termination"  shall have the meaning set forth in
Section 6(d).

                  (o) "Disability" shall mean disability which would entitle the Executive to receive full long-term disability benefits under the Company's long-term disability plan on terms substantially similar to those of the long-term disability plan as in effect on the date of this Agreement.

                  (p)  "Excise  Tax"  shall  have the  meaning  as set  forth in
Section 11(a).

                  (q) "Good Reason" shall mean the occurrence of one of the following events (provided the Company does not cure such event on a retroactive basis to the extent possible within thirty days following its receipt of the Executive's Notice of Termination):

                           (1) The Executive's  title is changed in a materially
                               adverse manner.

                           (2) The  Executive's  base  salary is reduced for any
                               reason other than in connection
                               with the termination of his employment.

                           (3) For any reason other than in connection  with the
termination of the Executive's
employment, the Company materially reduces any fringe benefit provided to the Executive under Section 5 below the level of such fringe benefit provided generally other actively employed similarly situated executives of the Company. Notwithstanding the foregoing, if the Company agrees to fully compensate the Executive for any such material reduction for a period ending on the earlier to occur of (i) the date such fringe benefit is no longer provided to other actively employed similarly situated executives of the Company or (ii) four (4) years, then such event shall not constitute Good Reason.

(4) A change of over fifty (50) miles in the Executive's principal place of employment in Atlanta, Georgia.

                           (5) The Company otherwise materially breaches,  or is
unable to perform its
obligations under this Agreement.

                           (6) The occurrence of a Change of Control.
Notwithstanding the foregoing,  the occurrence of one of the event in Paragraphs
(1) through (6) hereof shall not be considered Good Reason for the Executive's termination, unless the Executive delivers a Notice of Termination pursuant to Paragraphs 6(c) and 6(d)(3) hereof, within one hundred eighty (180) days after the Executive has actual notice of the occurrence of any of the events listed in Paragraphs (1) through (6) hereof.

                  (r) "Interest Rate" shall mean the interest rate payable on one year Treasury Bills in effect on the day that is 30 business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

                  (s) "Notice of Termination" shall have the meaning as set forth in Section 6(c).

                  (t) "Subsidiary" shall mean any majority owned subsidiary of the Company.

                  (u) "Tax Reimbursement Payment" shall have the meaning set forth in Section 11(a).

                  (v) "Trade Secrets" means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         15. Assignment and Survivorship of Benefits. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

         16. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

 If to the Company:                 BioShield Technologies, Inc.
                                    4405 International Boulevard
                                    Suite B109
                                    Norcross, Georgia 30093
                                    Attn: Board of Directors
 with a copy to:           Sims Moss Kline & Davis LLP
                                    400 Northpark Town Center, Suite 310
                                    1000 Abernathy Road, N.E.
                                    Atlanta, Georgia 30328
                                    Attn: Raymond L. Moss, Esq.

 If to the Executive:               Jacques Elfersy
                                    1171 East Clifton Road
                                    Atlanta, Georgia 30307

         17. Indemnification. The Executive shall be indemnified by the Company, to the extent provided in the case of officers under the Company's Articles of Incorporation or Bylaws, to the maximum extent permitted under applicable law.

         18. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

         19. Enforcement of Rights. All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement. In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall increased to reflect an interest equivalent for the period of delay, compounded annually, equal to four (4) percentage points over the Interest Rate in effect as of the date the payment was first due.

         20. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Georgia. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance. The parties hereto consent to the jurisdiction of the state and federal courts of the State of Georgia located in Fulton County, Georgia, with respect to any action arising or relating to this Agreement and said courts of the State of Georgia shall have sole and exclusive jurisdiction with respect to any such action or related action.
         21. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

          IN WITNESSETH WHEREOF, the parties have executed this Agreement on the date first above written.

BIOSHIELD TECHNOLOGIES, INC.                         EXECUTIVE:





By:                                             By: Jacques Elfersy